Exhibit 4.7

EXECUTION VERSION

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of March 22, 2024, among LEVEL 3 PARENT, LLC (“Level 3 Parent”), a Delaware limited liability company, LEVEL 3 FINANCING, INC. (the “Issuer”), a Delaware corporation, the guarantors listed on the signature pages hereto (together with Level 3 Parent, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer, Level 3 Parent and the other Guarantors party thereto have heretofore executed and delivered to the Trustee that certain Indenture, dated as of November 29, 2019 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Indenture”), providing for the issuance of its 3.875% Senior Secured Notes due 2029 (the “Notes”);

WHEREAS, Section 802 of the Indenture provides, among other things, that with the consent of the Holders of not less a majority in principal amount of the Outstanding Securities, by Act of such Holders delivered to the Issuer and the Trustee, and solely for purposes of the amendments set forth in Sections 2(b)(xiii), (c) and (d) hereof, the consent of the Holders of at least two-thirds in principal amount of the Outstanding Securities affected thereby (collectively, the “Requisite Consents” and the holders thereof, the “Consenting Noteholders”), the Issuer, the Guarantors and the Trustee may enter into one or more indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or waiving or otherwise modifying in any manner the rights of the Holders, including the waiver of certain past defaults under the Indenture pursuant to Section 513;

WHEREAS, the Issuer has received the Requisite Consents from the holders of the Notes to make certain amendments to the Indenture set forth in Section 2 hereof (the “Amendments”), as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture;

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Issuer and the Guarantors;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed; and

WHEREAS, pursuant to Section 802 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture, and the Issuer and the Guarantors have requested that the Trustee execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture, and the rules of construction contained in the Indenture will apply equally to this Supplemental Indenture.

2. Amendments.

(a) The Indenture is hereby amended to add or amend and restate in their entirety, as applicable, the following definitions:

(i)

““Supplemental Indenture Transaction Documents” shall mean each agreement and other document executed or entered into to implement or otherwise further the Supplemental Indenture Transactions and the Note Documents.”

(ii)

“Supplemental Indenture Transactions” shall mean the entry into this Supplemental Indenture, the entry into the Level 3 2029 Exchange (as defined in the Transaction Support Agreement), all other Transactions (as defined in the Transaction Support Agreement) and all other ancillary and related documents and instruments entered into in connection with the foregoing transactions, and the consummation of all other transactions contemplated by the Supplemental Indenture Transaction Documents.”

(iii)

““Transactions” shall mean the Transactions (as defined in the Transaction Support Agreement), the Supplemental Indenture Transactions and any other transactions contemplated by, relating to or in connection with the Transaction Support Agreement (including, for the avoidance of doubt, any transfer or distribution of proceeds of the EMEA Sale (as defined in the Transaction Support Agreement)).”; and

(iv)

“Transaction Support Agreement” shall mean that certain Transaction Support Agreement (together with all exhibits, annexes and schedules thereto), dated as of October 31, 2023, by and among (i) the Issuer, (ii) Level 3 Financing, Inc. (“Level 3”), (iii) Qwest Corporation, and (iv) certain holders of the debt of the Issuer and Level 3, as amended on January 22, 2024 and as further amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time in accordance with its terms.”

(b) The following provisions of the Indenture and all references thereto in the Indenture will be deleted in their entirety, and the Issuer, the Issuer Restricted Subsidiaries and the Guarantors shall be released from their respective obligations under the following provisions of the Indenture, provided that the section or article numbers, as applicable, will remain and the word “[Reserved]” shall replace the title thereto:

(i)	Clauses (4), (6), (7), (8), (9) and (11) of Section 501, “Events of Default”;

(ii)	Article Seven, “Consolidation, Merger, Conveyance, Transfer or Lease”;

(iii)	Section 904, “Existence”;

(iv)	Section 905, “Reports”;

(v)	Section 906, “Statement by Officers as to Default”;

(vi)	Section 908, “Limitation on Debt”;

(vii)	Section 909, “Limitation on Priority Debt”;

(viii)	Section 910, “Limitation on Liens prior to a Collateral Release Ratings Event”;

(ix)	Section 911, “Limitation on Liens Following a Collateral Release Ratings Event”;

(x)	Section 912, “Limitation on Asset Dispositions”;

(xi)	Section 913, “Limitation on Sale and Leaseback Transactions”;

(xii)	Section 914, “Limitation on Designations of Unrestricted Subsidiaries”;

(xiii)	Section 915, “Limitation on Actions with Respect to Existing Intercompany Obligations”;

(xiv)	Section 916, “Limitation on Guarantees of Debt by Issuer Restricted Subsidiaries”;

(xv)	Section 917, “Covenant Termination”;

(xvi)	Section 918, “Collateral and Guarantee Termination”;

(xvii)	Section 919, “Authorizations and Consents of Governmental Authorities”;

(xviii)	Exhibit B, “Form of Supplemental Indenture (Future Guarantors)”; and

(xix)	Exhibit C, “Form of Loan Proceeds Note Guarantee”.

(c) The Indenture is hereby amended to release all Collateral from the Lien and security interest created by the Note Collateral Documents to secure the Obligations and all rights in the applicable Collateral shall be automatically released from the Lien and security interest created by the Note Collateral Documents to secure the Obligations. This Supplemental Indenture constitutes notice to the Trustee and Note Collateral Agreement.

(d) The Indenture is hereby amended to release all Guarantees that may be released in accordance with Section 802(9)(C).

(e) The preamble of the Indenture is hereby amended and restated in its entirety as follows: “INDENTURE, dated as of November 29, 2019, among Level 3 Financing, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Issuer”), having its principal office at 1025 Eldorado Blvd., Broomfield, Colorado 80021, Level 3 Parent, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (herein called “Level 3 Parent”), having its principal office at 1025 Eldorado Blvd., Broomfield, Colorado 80021, the other Guarantors party hereto and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee and as Note Collateral Agent, as supplemented by that certain Supplemental Indenture, dated as of April 15, 2020, joining the New Guarantors (as defined therein), as supplemented by that certain Supplement to the Supplemental Indenture, dated as of October 26, 2023, joining the Additional Guarantors (as defined therein), as supplemented by that certain Third Supplemental Indenture, dated as of March 22, 2024.

(f) Section 301 is hereby amended to add the following as the ultimate sentence thereof: “Notwithstanding anything to the contrary in this Indenture: (1) this Section 301 is for the benefit of the Issuer and shall be applicable to a transaction only at the Issuer’s express election (provided the requirements of this Section 301 are otherwise met); and (2) the Transactions were not implemented pursuant to this Section 301 and this Section 301 does not and will not apply to the Transactions.”

(g) Article Ten is hereby amended to add the following as the ultimate sentence thereof: “Notwithstanding anything to the contrary in this Indenture: (1) this Article Ten is for the benefit of the Issuer and shall be applicable to a transaction only at the Issuer’s express election (provided the requirements of this Article Ten are otherwise met); and (2) the Transactions were not implemented pursuant to this Article Ten and this Article Ten does not and will not apply to the Transactions.”

(h) Section 1002 is hereby amended and restated in its entirety as follows: “This Article shall govern any redemption of the Securities pursuant to Section 1001; provided that this Article shall not preclude or apply to any other purchase, repurchase, and/or exchange of the Securities, which shall not be subject to this Article.”

(i) Any of the terms or provisions present in the Notes that relate to any of the provisions of the Indenture as amended by this Supplemental Indenture shall also be amended, mutatis mutandis, so as to be consistent with the amendments made by this Supplemental Indenture; provided, for the avoidance of doubt, that such amendments shall be made only to the extent such amendments may be made with the consent of holders of the Requisite Consents.

(j) The Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments to the Indenture pursuant to clause (b) above; provided, for the avoidance of doubt, that such amendments shall be made only to the extent such amendments may be made with the consent of holders of the Requisite Consents.

(k) The Indenture and the Notes are hereby amended by deleting all references in the Indenture and the Notes to those sections and subsections that are deleted as a result of the amendments made by this Supplemental Indenture; provided, for the avoidance of doubt, that such amendments shall be made only to the extent such amendments may be made with the consent of holders of the Requisite Consents.

(l) None of the Issuer, the Issuer Restricted Subsidiaries, the Guarantors, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such sections or clauses deleted pursuant to clause (b) above and such sections or clauses shall not be considered in determining whether a Default or Event of Default has occurred or whether the Issuer, the Issuer Restricted Subsidiaries, the Guarantors or the Trustee have observed, performed or complied with the provisions of the Indenture.

3. Waiver and Release. Upon the terms and subject to the conditions set forth in this Supplemental Indenture, and in reliance upon the representations, warranties and covenants of the Issuer and the Guarantors contained herein and the other Note Documents, effective as of the date hereof, each Consenting Noteholder, on behalf of itself and its predecessors, successors, assigns, agents, subsidiaries (except in the case of any Consenting Lumen Tech Revolving Lender or Consenting Lumen Tech Term A/A-1 Lender (each as defined in Transaction Support Agreement) that is a bona fide commercial bank, any Consenting Lumen Tech Revolving Lender Trading Desk (as defined in the Transaction Support Agreement) or any other affiliate of a bona fide commercial bank), Affiliates (except in the case of any Consenting Lumen Tech Revolving Lender or Consenting Lumen Tech Term A/A-1 Lender (each as defined in Transaction Support Agreement) that is a bona fide commercial bank, any Consenting Lumen Tech Revolving Lender Trading Desk (as defined in the Transaction Support Agreement) or any other affiliate of a bona fide commercial bank), and representatives, and as Consenting Noteholders to the maximum extent that such Consenting Noteholders may act collectively hereunder and under the Indenture (including, without limitation, Article 8 and Section 513 thereof), on behalf of the Holders, hereby irrevocably and forever (i) waive any defaults, Defaults, or Events of Default and their consequences, and any rights of the Holders of the Notes arising from any of the foregoing, (the “Waiver”) and (ii) hereby supplement the Indenture to incorporate the terms of this Waiver.

4. Notes Deemed Conformed. The provisions of the Notes shall be deemed to be conformed to the Indenture as supplemented by this Supplemental Indenture and amended to the extent that the Notes are inconsistent with the Indenture as amended by this Supplemental Indenture.

5. Opinion of Counsel and Officers’ Certificate. Concurrently with the execution and delivery of this Supplemental Indenture, the Issuer shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that the execution of the Supplemental Indenture is authorized or permitted by the Indenture and that all conditions precedent to the execution of such supplemental indenture have been fulfilled.

6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8. [Reserved]

9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic signature transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic signature shall be deemed to be their original signatures for all purposes.

10. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

11. Effectiveness; Revocation. This Supplemental Indenture shall become effective and binding on the Issuer, the Guarantors, the Trustee and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture upon the execution and delivery by the parties of this Supplemental Indenture but shall not become operative until the substantially concurrent closing of the Transactions. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Existing Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

12. Severability. To the extent permitted by applicable law, any provision of this Supplemental Indenture held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. In the event any one or more of the provisions contained in this Supplemental Indenture or any waiver, amendment or modification to this Supplemental Indenture or other Note Document (or purported waiver, amendment, or modification) including pursuant to this Supplemental Indenture, should be held invalid, illegal, unenforceable or to be unauthorized under the terms of Section 802 of the Indenture, then:

(x) (i) such provisions, waivers, amendments or modifications (or purported waivers, amendments or modifications) shall be construed or deemed modified so as to be valid, legal, enforceable and authorized under the terms of Section 802 of the Indenture, as applicable, with an economic effect as close as possible to that of the invalid, illegal, unenforceable or unauthorized provisions, waivers, amendments or modifications, as applicable, and (ii) once construed or modified by clause (i), such provisions, waivers, amendments or modifications (or attempted waivers, amendments, or modifications) shall be deemed to have been operative ab initio,

(y) any such provision, waiver, amendment or modification (or purported waiver, amendment or modification) not capable of being modified or construed in accordance with the foregoing clause (x) shall automatically be considered without effect, and such provision, waiver, amendment or modification shall for all purposes be deemed to have never been implemented or occurred, as applicable, and

(z) after giving effect to each of the foregoing clauses (x) and (y), the validity, legality and enforceability of the remaining provisions or waivers, amendments or modifications, as applicable, contained herein and therein shall not in any way be affected or impaired thereby.

Notwithstanding any other provision of this Supplemental Indenture, if a court of competent jurisdiction, in a final and unstayed order, determines that the amendments contained herein or that any aspect of the Level 3 Senior Unsecured Notes Transaction (as defined in that certain Amended and Restated Transaction Support Agreement, dated as of January 22, 2024, among the Issuer, Lumen, QC and the creditors of the Issuer and Lumen from time to time party thereto and the other entities party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time) (the “Transaction Support Agreement”) invalid for any reason, such determination shall not (directly or indirectly) constitute a default or breach of this Supplemental Indenture, the Indenture or any other Note Document.

13. Waiver, Release and Disclaimer.

(a) Subject to the occurrence of, and effective from and after, such time the Proposed Amendments (as defined in the Consent Solicitation Statement, dated as of March 8, 2024 (the “Consent Solicitation”)) become effective and operative (the “Effective Time” and the date thereof, the “Effective Date”) and the consummation of the Transactions, in exchange for the cooperation with, participation in, and entering into the Transactions by the Consenting Noteholders and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuer and each Guarantor (on behalf of itself and each of its subsidiaries and Affiliates) hereby finally and forever releases and discharges the Other Released Parties1 and their respective property, to the fullest extent permitted under applicable law, from any and all causes of action and any other claims, debts, obligations, duties, rights, suits, damages, actions, derivative claims, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, in law, at equity, or otherwise, sounding in tort, contract, or based on any other legal or equitable principle, including, without limitation, violation of any securities law (federal, state or foreign), misrepresentation (whether intended or negligent), breach of duty (including any duty of candor), or any domestic or foreign law similar to the foregoing, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstance taking place, being omitted, existing or otherwise arising immediately prior to the Effective Date arising from, relating to, or in connection with the Notes under, and as defined in the Indenture and each of the Notes Documents, the Transactions, the negotiation, formulation, or preparation of this Supplemental Indenture, the Definitive Documents (as defined in the Transaction Support Agreement) or the related guarantees, security documents, agreements, amendments, instruments, or other documents, including those that the Issuer or the Guarantors, their respective subsidiaries or any holder of a claim against or interest in the such entities or any other entity could have been legally entitled to assert derivatively or on behalf of any other entity (collectively, the “Company Released Claims”). Further, subject to the occurrence of, and effective from and after, the Effective Date and the consummation of the Transactions, each of the Issuer and the Guarantors (on behalf of itself and each of its subsidiaries and Affiliates) hereby covenants and agrees not to, directly or indirectly, bring, maintain, or encourage any cause of action or other claim or proceeding against an Other Released Party relating to or arising out of any Company Released Claim. Each of the Issuer and the Guarantors (on behalf of itself and each of its subsidiaries and Affiliates) further stipulates and agrees with respect to all Claims2, that, subject to the occurrence of, and effective from and after, the Effective Date and the consummation of the Transactions, it hereby waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, any foreign law, or any principle of common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 13(a).

(b) Subject to the occurrence of, and effective from and after, the Effective Date and the consummation of the Transactions, in exchange for the cooperation with, participation in, and entering into the Transactions by the Issuer and/or the Guarantors and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Consenting Noteholder on behalf of itself and each of its predecessors, successors, assigns, agents, subsidiaries (except in the case of any Consenting Lumen Tech Revolving Lender or Consenting Lumen Tech Term A/A-1 Lender (each as defined in Transaction Support Agreement) that is a bona fide commercial bank, any Consenting Lumen Tech Revolving Lender Trading Desk (as defined in the Transaction Support Agreement) or any other affiliate of a bona fide commercial bank), and Affiliates (except in the case of any Consenting

[1]

“Other Released Party” shall mean each of: (a) the Consenting Noteholders, the Trustee and each of their Affiliates; (b) the predecessors, successors, and assigns of each of the foregoing; and (c) the current and former officers, directors, members, managers, partners, employees, shareholders, advisors, agents, professionals, attorneys, financial advisors, and other representatives of each of the foregoing, in each case in their capacity as such.

[2]

“Claim” shall mean (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed undisputed, secured, or unsecured, each as set forth in section 101(5) of the Bankruptcy Code.

Lumen Tech Revolving Lender or Consenting Lumen Tech Term A/A-1 Lender (each as defined in Transaction Support Agreement) that is a bona fide commercial bank, any Consenting Lumen Tech Revolving Lender Trading Desk (as defined in the Transaction Support Agreement) or any other affiliate of a bona fide commercial bank), and representatives finally and forever releases and discharges (i) the Company Released Parties3 and their respective property and (ii) the other Consenting Noteholders and their respective property, in each case to the fullest extent permitted under applicable law, from any and all causes of action and any other claims, debts, obligations, duties, rights, suits, damages, actions, derivative claims, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, in law, at equity, or otherwise, sounding in tort, contract, or based on any other legal or equitable principle, including, without limitation, violation of any securities law (federal, state or foreign), misrepresentation (whether intended or negligent), breach of duty (including any duty of candor), or any domestic or foreign law similar to the foregoing, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstance taking place, being omitted, existing or otherwise arising immediately prior to the Effective Date arising from, relating to, or in connection with any indebtedness of the Issuer or its subsidiaries outstanding as of the date hereof (including, without limitation, all Indebtedness of the Issuer, Lumen Technologies (“Lumen”), Qwest Corporation (“QC”) or Qwest Capital Funding, Inc. or any of their respective Subsidiaries existing prior to the effective date of the Transaction Support Agreement ), the Notes issued under, and as defined in, the Indenture and each of the Notes Documents, the Transactions, the negotiation, formulation, or preparation of this Supplemental Indenture, the Definitive Documents (as defined in the Transaction Support Agreement) or the related guarantees, security documents, agreements, amendments, instruments, or other documents, including those that a Consenting Noteholder or any holder of a claim against or interest in the Consenting Noteholder or any other entity could have been legally entitled to assert derivatively or on behalf of any other entity, and including, without limitation, any claim based upon or alleging a breach, default, Event of Default, or failure to comply with any such agreement or document (collectively, the “Consenting Noteholder Released Claims” and, together with the Company Released Claims, the “Released Claims”). For the avoidance of doubt, the Consenting Noteholder Released Claims encompass and include any and all claims or causes of action relating to or challenging the Transactions themselves, including any and all claims or causes of action alleging or contending that any aspect of the Transactions violates any Existing Document (as defined in the Transaction Support Agreement) or other agreement, or that cooperation with, participation in, or entering into the Transactions violates any statute or other law, it being understood that the Consenting Parties are ratifying and approving all such Transactions to the maximum extent possible under applicable law. In addition, for the avoidance of doubt, the releases and discharges granted hereunder by each of the Consenting Parties are not limited to the loans, securities or other interests or positions that they hold as of the Effective Date or the Notes under the Indenture, but are granted by the Consenting Parties in all capacities and with respect to all loans, securities or other interests held or acquired at any time that relate to the Issuer, the Loan Parties or any of their respective Affiliates. Further, subject to the occurrence of, and effective from and after, the Effective Date, each Consenting Noteholder hereby covenants and agrees not to, directly or indirectly, bring, maintain, or encourage any cause of action or other claim or proceeding against any Company Released Party or any other Consenting Noteholder relating to or arising out of any Consenting Party Released Claim. Each Consenting Noteholder further stipulates and agrees with respect to all Claims, that subject to the occurrence of, and effective from and after, the Effective Date and the consummation of the Transactions, it hereby waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, any foreign law, or any principle of common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 13(b).

(c) EXCEPT AS OTHERWISE PROVIDED HEREIN, EACH PARTY HEREBY EXPRESSLY AGREES THAT THE RELEASED CLAIMS SHALL INCLUDE, WITHOUT LIMITATION, SUCH RELEASED CLAIMS ARISING PRIOR TO THE EFFECTIVE DATE AS A DIRECT OR INDIRECT RESULT OF THE GROSS NEGLIGENCE AND/OR WILLFUL MISCONDUCT OF ANY COMPANY RELEASED PARTY OR OTHER RELEASED PARTY. EACH PARTY AGREES THAT THE COMPANY RELEASED PARTIES AND OTHER RELEASED PARTIES ARE EXPRESSLY INTENDED AS THIRD-PARTY BENEFICIARIES OF THIS SECTION 13.

[3]

“Company Released Party” shall mean each of: (a) Lumen Technologies, Inc. and each of its subsidiaries and Affiliates; (b) the predecessors, successors, and assigns of each of the foregoing; and (c) the current and former officers, directors, members, managers, partners, employees, shareholders, advisors, agents, professionals, attorneys, financial advisors, and other representatives of each of the foregoing, in each case in their capacity as such.

(d) Each Consenting Noteholder and each of the Issuer and the Guarantors acknowledges that it is aware that it or its attorneys may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to either the subject matter of this Supplemental Indenture and the Transactions or any party hereto, but hereto further acknowledges that it is the intention of each of the Issuer and the Guarantors and each Consenting Noteholder to hereby fully, finally, and forever settle and release all claims among them to the extent provided in this Supplemental Indenture, whether known or unknown, suspected or unsuspected, which now exist, may exist, or heretofore have existed.

Notwithstanding the foregoing Sections 13(a), 13(b), 13(c) and 13(d), nothing in this Supplemental Indenture is intended to, and shall not, (i) release any party’s rights and obligations under this Supplemental Indenture or any of the Definitive Documents (as defined in the Transaction Support Agreement), (ii) bar any party from seeking to enforce or effectuate this Supplemental Indenture or any of the Definitive Documents (as defined in the Transaction Support Agreement) or (iii) release any payment obligation of the Issuer or any Guarantor (or their subsidiaries) under the Notes Documents (as defined in the Indenture).

14. Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Issuer, Level 3 Parent and the guarantors, and not of the Trustee. The Issuer hereby authorizes and directs the Trustee to execute and deliver this Supplemental Indenture. The Issuer acknowledges and agrees that the Trustee (i) shall be entitled to all of the rights, privileges, benefits, protections, indemnities, limitations of liability, and immunities of the Trustee set forth in the Indenture, which are hereby deemed incorporated by reference; and (ii) has acted consistently with its standard of care under the Indenture.

15. Authorization of the Transactions. The Consenting Noteholders hereby expressly authorize, consent to, ratify and permit the Transactions and any transactions directly relating thereto or reasonably required to effect such Transactions in all respects. The Indenture is hereby supplemented to expressly authorize, consent to, ratify, and permit the Transactions.

16. OFAC Sanctions. The Issuer covenants and represents that neither it or any of its affiliates, subsidiaries, directors or officers are the target or subject of any sanctions enforced by the US Government, (including, the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union, HM Treasury, or other relevant sanctions authority (collectively “Sanctions”). The Issuer covenants and represents that neither it or any of its affiliates, subsidiaries, directors or officers will use any payments made pursuant to the Transaction: (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

LEVEL 3 FINANCING, INC.

By:	/s/ Rahul Modi
Name: Rahul Modi
Title: Senior Vice President & Treasurer

LEVEL 3 PARENT, LLC

By:	/s/ Rahul Modi
Name: Rahul Modi
Title: Senior Vice President & Treasurer

[Signature Page to Third Supplemental Indenture – 3.875% Senior Secured Notes due 2029]

BROADWING COMMUNICATIONS, LLC
BROADWING, LLC
BTE EQUIPMENT, LLC
GLOBAL CROSSING NORTH AMERICAN HOLDINGS, INC.
GLOBAL CROSSING NORTH AMERICA, INC.
GLOBAL CROSSING TELECOMMUNICATIONS, INC.
LEVEL 3 COMMUNICATIONS, LLC
LEVEL 3 ENHANCED SERVICES, LLC
LEVEL 3 INTERNATIONAL, INC.
LEVEL 3 TELECOM HOLDINGS II, LLC
LEVEL 3 TELECOM HOLDINGS, LLC
LEVEL 3 TELECOM MANAGEMENT CO. LLC
LEVEL 3 TELECOM OF ALABAMA, LLC
LEVEL 3 TELECOM OF ARKANSAS, LLC
LEVEL 3 TELECOM OF CALIFORNIA, LP
LEVEL 3 TELECOM OF D.C., LLC
LEVEL 3 TELECOM OF IDAHO, LLC
LEVEL 3 TELECOM OF ILLINOIS, LLC
LEVEL 3 TELECOM OF IOWA, LLC
LEVEL 3 TELECOM OF LOUISIANA, LLC
LEVEL 3 TELECOM OF MISSISSIPPI, LLC
LEVEL 3 TELECOM OF NEW MEXICO, LLC
LEVEL 3 TELECOM OF NORTH CAROLINA, LP
LEVEL 3 TELECOM OF OHIO, LLC
LEVEL 3 TELECOM OF OKLAHOMA, LLC
LEVEL 3 TELECOM OF OREGON, LLC
LEVEL 3 TELECOM OF SOUTH CAROLINA, LLC
LEVEL 3 TELECOM OF TEXAS, LLC
LEVEL 3 TELECOM OF UTAH, LLC
LEVEL 3 TELECOM OF VIRGINIA, LLC
LEVEL 3 TELECOM OF WASHINGTON, LLC
LEVEL 3 TELECOM OF WISCONSIN, LP
LEVEL 3 TELECOM, LLC
TELCOVE OPERATIONS, LLC
VYVX, LLC
WILTEL COMMUNICATIONS, LLC

By:	/s/ Rahul Modi
Name: Rahul Modi
Title: Senior Vice President & Treasurer

[Signature Page to Third Supplemental Indenture – 3.875% Senior Secured Notes due 2029]

The Bank of New York Mellon Trust Company, N.A.,
as Trustee

By:	/s/ April Bradley
Name: April Bradley
Title: Vice President

[Signature Page to Third Supplemental Indenture – 3.875% Senior Secured Notes due 2029]